Memorandum of Understanding

     The following Memorandum of Understanding (the "Memorandum") made by and between Hovey Aiken III of New Bern, NC, ("Aiken") acting as a shareholder in an effort to facilitate an orderly change in the management of Internet Cable Corporation ("ICC") for the benefit of all ICC shareholders and executive management of ICC composed of Michael F. Mulholland, William F. Walsh and Robert
F. Bronner with offices located in West Chester, PA (individually and together as "Management"), sets forth the following understanding by and between the parties to be closed on or before May 24, 2001:

     WHEREAS, Management is currently employed by ICC as the executive officers for ICC; and

     WHEREAS, Management represents to Aiken that the ICC Board, composed of Thomas N. Buttermore, Mark A. Kearney, John T. Losier, Christopher R. McCleary and Mr. Mulholland, ("Old Board") is fully aware of the terms and conditions contained in this Memorandum and is agreeable to resigning upon their election of their replacements (the "New Board");

     WHEREAS, Management is willing to resign their respective officer positions; and

     WHEREAS, Aiken represents to Management that the individuals comprising the New Board, as identified below, have had discussions with Joseph Melanson, former director of ICC, and among themselves, each of whom are fully aware of the terms and conditions contained in this Memorandum and is willing to serve as a member of the New Board; and, Aiken is not aware of any circumstances which would make the terms of this Memorandum unenforceable.

     NOW THEREFORE, the parties hereto agree as follows:

1. Management represents to Aiken that the following amounts are represented by secured notes and are debts of ICC and the proceeds therefrom have been used for working capital of ICC and are due and payable immediately:

        Note Holder             Amount Due
        -----------             ----------
        Progress Bank            $ 600,000
        M.F. Mulholland             53,759

     Aiken accepts such representation and shall cause the New Board to have the above amounts duly satisfied, together with any earned but unpaid interest, within two calendar weeks following the election of the New Board, provided that payment to Mr. Mulholland is subject to Progress Bank's prior approval so long as it shall be a secured creditor of ICC.

2.   Management represents to Aiken that the following employees are owed the
     (i) Accrued Payroll for past salaries and allowances; and (ii) earned, accrued but not taken vacation; and (iii) unreimbursed expenses through May 18, 2001 in the following amounts, plus any earned but unpaid salaries and expenses through the date of this Memorandum.

                         Accrued      Accrued    Unreimbursed
      Employee           Payroll     Vacation      Expenses         Total
      --------           -------     --------      --------         -----
      Bronner, R.F.      $106,408     $28,269          -          $134,677
      Flounders, W.J.      39,784       4,846          -            44,630
      Mulholland, M.F.    312,946      40,385        $7,600        360,931
      Steele, R.H           1,615       9,000          -            10,615
      Walsh, W.F.          59,277      26,923         7,600         93,800

      Aiken accepts such representation and shall cause the New Board to have the above total amounts due to each employee satisfied in full within thirty days following the election of the New Board.

      Management represents to Aiken that Management holds options as and for part of the consideration under their employment contracts, and that all original options will become void June 11, 2001 with the signed options cancellation documents returned upon execution of this Memorandum. Management represents to Aiken that the Old Board issued additional five-year options to Management and others in December 2000 to acquire shares in ICC which will be reduced to the following amounts upon execution of this Memorandum:

      Michael F. Mulhollan         375,000 @ $1.125
      William F. Walsh             175,000 @ $1.125
      Robert F. Bronner            175,000 @ $1.125
      William J. Flounders          65,000 @ $1.125
      Richard H. Steele             62,500 @ $1.125

      Aiken accepts such representation and shall cause the New Board to (i) ratify the issuance of these additional options; and (ii) immediately vest 100% of the total such options issued to each member of Management; and (iii) cause all of the terms and conditions of such options, other than the Termination section being waived herein, to remain in full force until the termination date of December 4, 2005, waiving the required exercise period of three (3) months as contained in paragraph 2.5 of the Option Agreements dated December 5, 2000; and (iv) cause a registration statement to be filed with, and declared effective by, the SEC for the shares covered by the above options by June
      30, 2002.

4. The Old Board shall authorize the purchase of so-called "tail coverage" from BG Balmer & Company, agent for the St. Paul Insurance Company and Aiken shall cause the New Board to ratify such purchase. Further, Aiken shall cause the New Board to warrant that ICC will not alter or amend any Bylaws of ICC as it relates to indemnification or advancement of expenses for ICC's officers and directors. Upon receipt of the paid tail coverage certificate and execution of this Memorandum, the Old Board will elect the New Board in a resolution including the simultaneous, unconditional resignation of the Old Board. The New Board shall be composed of the following individuals:

      Timothy R. Karnes       Andrew Schecter      Robert Modansky
      Lisa B. Safford         J. Robert Jones

      Upon the seating of the New Board, Aiken shall cause the New Board to ratify this Memorandum.

5. Management agrees that upon ratification of this Memorandum by the New Board, they shall resign their positions as officers with the New Board's consent, effective immediately. Management and Aiken agree that Blaine Burnie shall be appointed as interim Chief Executive Officer.

6. The New Board shall be solely responsible for all operations of ICC going forward. Further, Aiken and the New Board acknowledge that 2000 Form 10KSB, the annual report to the shareholders, could not be filed while the statements contained in Joseph Melanson's resignation from the Board dated February 12, 2001 remained unretracted in the public domain. Aiken represents that Melanson is willing to retract the statements made in that resignation letter to the satisfaction of ICC's SEC counsel, provided the Old Board and Management resign as provided in this Memorandum. Walsh hereby agrees that he will assist the New
      Board in the filing of ICC's Form 10KSB for the 2000 calendar year. ICC will continue to pay Walsh, in accordance with the normal biweekly payroll practices of ICC, his current salary and benefits for the period he is required to provide such assistance.


AGREED AND ACCEPTED this 24th day of May, 2001.


/s/ Hovey Aiken III                          /s/ Michael F. Mulholland
-----------------------                      --------------------------
Hovey Aiken III                              Michael F. Mulholland


                                             /s/ William F. Walsh
                                             --------------------------
                                             William F. Walsh

                                             /s/ Robert F. Bronner
                                             --------------------------
                                             Robert F. Bronner